Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-52814, 333-71228 and 333-101115) pertaining to the 1995 Stock Plan (as amended) and the 2000 Employee Stock Purchase Plan of Catalytica Energy Systems, Inc. of our report dated March 14, 2007, with respect to the consolidated financial statements of Catalytica Energy Systems, Inc., included in its Annual Report (Form 10-KSB) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 14, 2007